                                                               EXHIBIT (A)(1)(J)


                                  SCHEDULE III

                     BENEFICIAL OWNERSHIP OF COMPANY STOCK
                           BY OFFICERS AND DIRECTORS

     The following table sets forth as of April 10, 2001, the number of shares of Common Stock beneficially owned by each Director and Executive Officer of the Company and by all Directors and Executive Officers as a group.


                                                   Total Number of Shares
Name                                                 Beneficially Owned          Percent of Class
---------------------------------------------------------------------------------------------------

Burt Sugarman                                          3,137,622/1/                 63.1%
David Gotterer                                           245,875/2/                  7.4%
Terry Christensen                                         94,250/3/                  2.9%
Jeffrey Rosenthal                                         30,000/4/                  0.9%
David Malcolm                                             40,000/5/                  1.2%
Pasquale Ambrogio                                         28,600/6/                  0.9%
---------------------------------------------------------------------------------------------------

All Directors and Executive Officers as a
group of (6 persons)/7/                                 3,576,347                   67.0%



____________________
/1/ Includes 1,799,202 option to purchase common stock that are currently exercisable or will be exercisable within 60 days and includes 148,950 shares owned by Mr. Sugarman's spouse.
/2/ Includes 133,375 options to purchase common stock that are currently exercisable or will be exercisable within 60 days but excludes 63,375 shares underlying options held by Mr. Gotterer, as to which he disclaims beneficial ownership since a business partner is entitled to the beneficial ownership of such shares upon any exercise of such options.
/3/ Includes 90,000 options to purchase common stock that are currently exercisable or will be exercisable within 60 days.
/4/ Includes 25,000 options to purchase common stock that are currently exercisable or will be exercisable within 60 days.
/5/ Includes 35,000 options to purchase common stock that are currently exercisable or will be exercisable within 60 days.
/6/ Includes 5,000 options to purchase common stock that are currently exercisable or will be exercisable within 60 days.
/7/ Of the options issued to Officers and Directors, 20,000 are exercisable at a price of $0.41 per share, 5,000 are exercisable at a price of $0.44 per share, and the remaining options are exercisable at various prices ranging from $1.75 per share to $8.25 per share.